Exhibit (e)

Underwriting Contracts

AMENDMENT OF

UNDERWRITING AND DISTRIBUTION AGREEMENT

AS OF DECEMBER 31, 2012

WHEREAS Sit Mutual Funds II, Inc. (the “Fund”) and SIA Securities Corp., a Minnesota corporation (“Securities”) entered into an agreement the terms of which are set forth in the Underwriting and Distribution Agreement dated April 1, 1994; and

NOW THEREFORE, effective December 31, 2012, Section 1. UNDERWRITING SERVICES is deleted in its entirety and replaced with the following:

1.	UNDERWRITING SERVICES.

The Fund hereby engages Securities, and Securities hereby agrees to act, as principal underwriter for the Fund in connection with the sale and distribution of the shares of the Fund’s Series (as defined below) to the public, either through dealers or otherwise. Securities agrees to offer such shares for sale at all times when such shares are available for sale and may lawfully be offered for sale and sold. As used herein, “Series” is defined as the Fund’s Series listed on Exhibit A and any other Series which may hereafter be created by the Board of Directors of the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Underwriting and Distribution Agreement between the parties stated above and as of the date stated above.

SIA SECURITIES CORP.

By:	/s/ Kelly K. Boston
Kelly K. Boston
Secretary

SIT MUTUAL FUNDS II, INC.

By:	/s/ Paul E. Rasmussen
Paul E. Rasmussen
Vice President

EXHIBIT A

As of December 31, 2012:

Sit Mutual Funds II, Inc.:

Sit Tax-Free Income Fund (Series A)

Sit Minnesota Tax-Free Income Fund (Series B)

Sit Quality Income Fund (Series E)

2